UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Sonida Senior Living, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SONIDA SENIOR LIVING, INC.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2024

This proxy statement supplement (the “Supplement”), dated June 3, 2024, provides updated information with respect to the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Sonida Senior Living, Inc. (the “Company”) to be held on June 4, 2024, at 9:00 a.m., Central Time.

This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to the stockholders of the Company on or about June 3, 2024. Except as described in this Supplement and the proxy supplement filed by the Company with the SEC on May 13, 2024, the information provided in the definitive proxy statement filed by the Company with the SEC on April 26, 2024 (as supplemented, the “Proxy Statement”) continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our stockholders should rely on the information contained in this Supplement. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement.

On May 31, 2024, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) approved the dismissal of RSM US LLP (“RSM”) as independent registered public accounting firm of the Company, effective May 31, 2024. The Company is in the final stages to complete a competitive bidding process to engage a new independent registered public accounting firm.

As a result of RSM’s dismissal, the proposal to ratify the Audit Committee’s appointment of RSM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 2) (the “Auditor Ratification Proposal”) will be withdrawn from the agenda items at the Annual Meeting. The Company does not intend to submit any other proposal for ratification with respect to the appointment of an independent registered public accounting firm at the Annual Meeting.

The form of proxy card included with the Proxy Statement remains valid. However, any votes that are submitted with respect to the Auditor Ratification Proposal will be disregarded. If you have already returned your proxy card, you do not need to take any action unless you desire to change your vote by submitting a new proxy card, and your shares will be voted as specified therein, other than any votes with respect to the Auditor Ratification Proposal. If you have not yet returned your proxy card, please complete and return the proxy card, disregarding the Auditor Ratification Proposal.

None of the other agenda items presented in the Proxy Statement are modified by this Supplement. The shares represented by proxy cards returned at or prior to the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card.

By Order of the Board of Directors,

David W. Johnson Chairman of the Board	Brandon M. Ribar President and Chief Executive Officer